                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                                  SAFEWAY INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

  (LOGO)                               SAFEWAY INC.
                                  4TH & JACKSON STREETS
                                   OAKLAND, CA 94660


                        NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Safeway Inc., a Delaware corporation (the "Company"), will be held at the Denver Marriott Tech Center, 4900 South Syracuse Street, Denver, Colorado on Tuesday, May 9, 1995 at 10:30 a.m. for the following purposes:

          1. To elect three directors of the Company to serve for a term of three years and until their successors are elected and have qualified;

          2. To consider and vote upon adoption of an amendment to the 1994 Amended and Restated Stock Option and Incentive Plan for Key Employees of Safeway Inc.;

          3. To consider and vote upon adoption of an amendment to the Safeway Inc. Outside Director Equity Purchase Plan;

          4. To consider and vote upon two stockholder proposals which are opposed by the Board of Directors;

          5. To ratify the appointment of Deloitte & Touche LLP as independent auditors for fiscal year 1995; and

          6. To transact such other business as may properly come before the meeting and any adjournments thereof.

     Only stockholders of record at the close of business on March 14, 1995 will be entitled to notice of and to vote at the Annual Meeting and at any and all adjournments thereof.

     Whether or not you plan to attend the meeting in person, in order to ensure your representation, please complete, sign, date and promptly return the enclosed proxy card. A return envelope, which requires no postage if mailed in the United States, has been provided for your use. If you attend the Annual Meeting and inform the Secretary of the Company in writing that you wish to vote your shares in person, your proxy will not be used.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          MICHAEL C. ROSS, Secretary

Oakland, California
Dated: March 24, 1995

                                  SAFEWAY INC.
                             4TH & JACKSON STREETS
                               OAKLAND, CA 94660

                                PROXY STATEMENT

     This Proxy Statement is furnished to the stockholders on behalf of the Board of Directors of Safeway Inc., a Delaware corporation ("Safeway" or the "Company"), in connection with the solicitation by the Board of Directors of proxies for use at the Annual Meeting of Stockholders of the Company, to be held at the Denver Marriott Tech Center, 4900 South Syracuse Street, Denver, Colorado on Tuesday, May 9, 1995, at 10:30 a.m. and at any and all adjournments thereof. It is anticipated that the mailing to stockholders of this Proxy Statement and the enclosed proxy will commence on March 27, 1995.

     Only stockholders of record at the close of business on March 14, 1995 will be entitled to vote at the meeting. At the close of business on March 14, 1995 there were outstanding 105,497,700 shares of the Company's common stock ("Common Stock"). A majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business. Each share of Common Stock not in the treasury is entitled to one vote. There is no provision in the Company's Restated Certificate of Incorporation for cumulative voting.

     If shares are not voted in person, they cannot be voted on your behalf unless a signed proxy is given. Even if you expect to attend the Annual Meeting in person, in order to ensure your representation, please complete, sign and date the enclosed proxy and mail it promptly in the enclosed envelope. A stockholder giving a proxy pursuant to the present solicitation may revoke it at any time before it is exercised by giving a subsequent proxy or by delivering to the Secretary of the Company a written notice of revocation prior to the voting of the proxy at the Annual Meeting. If you attend the Annual Meeting and inform the Secretary of the Company in writing that you wish to vote your shares in person, your proxy will not be used. If you receive two or more proxy cards, please complete, sign, date and return each to complete your representation. All shares represented by each properly executed and unrevoked proxy, in the accompanying form, will be voted unless the proxy is mutilated or otherwise received in such form or at such time as to render it unusable.

     Votes cast at the Annual Meeting will be tabulated by the persons appointed by the Company to act as inspectors of election for the Annual Meeting. Shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any proposal as to which proxies reflect abstentions or broker non-votes, shares represented by such proxies will be treated as not present and not entitled to vote with respect to that proposal.

     The cost of this solicitation will be borne by the Company. Solicitation will be made by mail, by telegraph and telephone, and personally by a few officers and regular employees of the Company who will not receive additional compensation for solicitation. Brokers, nominees and fiduciaries will be reimbursed for out-of-pocket expenses incurred in obtaining proxies or authorizations from the beneficial owners of the Common Stock.

     The purpose of the meeting and the matters to be acted upon are set forth in the foregoing attached Notice of Annual Meeting of Stockholders. As of the date of this Proxy Statement, management knows of no other business which will be presented for consideration at the meeting. However, if any such other business shall properly come before the meeting, votes will be cast pursuant to said proxies in respect of any such other business in accordance with the best judgment of the persons acting under said proxies.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Company's Restated Certificate of Incorporation and Bylaws provide that the Board of Directors is divided into three classes. Each year the stockholders are asked to elect the members of a class for a term of three years or less, depending on the class to which the Board has assigned a director not previously elected by the stockholders. If a quorum is present in person or by proxy, the affirmative vote of a plurality of the voting power of the shares represented at the meeting and entitled to vote will be sufficient to elect directors.

     It is intended that the shares represented by proxies, in the accompanying form, will be voted for the election of the three nominees named below unless authority to so vote is withheld. All of the nominees have consented to being named herein and to serve if elected. If any of them should become unavailable prior to the Annual Meeting, the proxy will be voted for a substitute nominee or nominees designated by the Board of Directors, or the number of directors may be reduced accordingly.

     The nominees named below are currently directors of the Company and each, except for Steven A. Burd, was elected by the stockholders. Mr. Burd was elected by the Board of Directors on September 7, 1993 to fill a vacancy in the Board. The Board of Directors recommends the three nominees for election as directors. The three directors will hold office for a three-year term ending at the Annual Meeting in 1998 and until their successors are elected and have qualified.

     The following information, which has been provided by the directors, sets forth for each of the nominees for election to the Board of Directors and for each director whose term continues, his name, age and principal occupation or employment during the past five years, the name of the corporation or other organization, if any, in which such occupation or employment is or was carried on and the period during which such person has served as a Safeway director.

                                 1995 NOMINEES

     STEVEN A. BURD, age 45, has been Chief Executive Officer of the Company since April 30, 1993 and President of the Company since October 26, 1992. He was elected to the Board of Directors on September 7, 1993. Previously, he was the sole owner of Burd & Associates, a management consulting firm. Mr. Burd is also a director of The Vons Companies, Inc.

     SAM GINN, age 57, has been a member of the Board of Directors since January 15, 1991. Mr. Ginn has served as Chairman of the Board and Chief Executive Officer of AirTouch Communications, Inc., formerly PacTel Corporation, since December 1993. From 1988 until that time, Mr. Ginn served as Chairman of the Board, President and Chief Executive Officer of Pacific Telesis Group. Mr. Ginn is also a director of Chevron Corporation and Transamerica Corporation.

     ROBERT I. MACDONNELL, age 57, has been a member of the Board of Directors since November 26, 1986. Mr. MacDonnell has been a General Partner of Kohlberg Kravis Roberts & Co. ("KKR") during the last five years. Mr. MacDonnell is also a director of AutoZone, Inc., Owens-Illinois, Inc., Owens-Illinois Group, Inc. and The Vons Companies, Inc.

                              CONTINUING DIRECTORS

     JAMES H. GREENE, JR., age 44, has been a member of the Board of Directors since December 17, 1987. Mr. Greene has been a General Partner of KKR since January 1, 1993 and has been an executive of KKR during the last five years. Mr. Greene is also a director of Owens-Illinois, Inc., Owens-Illinois Group, Inc., RJR Nabisco Holdings Corp., RJR Nabisco, Inc., The Stop & Shop Companies, Inc., Union Texas Petroleum Holdings, Inc. and The Vons Companies, Inc.

     PAUL HAZEN, age 53, has been a member of the Board of Directors since July 18, 1990. Mr. Hazen has served as President and Chief Operating Officer and director of Wells Fargo & Co. and its principal subsidiary, Wells Fargo Bank, National Association, since 1984 and was elected Chairman and Chief

Executive Officer in January 1995. Mr. Hazen is also a director of Phelps Dodge Corporation and AirTouch Communications, Inc.

     HENRY R. KRAVIS, age 51, has been a member of the Board of Directors since November 26, 1986. Mr. Kravis has been a General Partner of KKR during the last five years. Mr. Kravis is also a director of American Re Corporation, AutoZone, Inc., Borden, Inc., Canadian General, Duracell International, Inc., Flagstar Companies, Inc., Flagstar Corporation, IDEX Corporation, K-III Communications Corp., Owens-Illinois, Inc., Owens-Illinois Group, Inc., RJR Nabisco Holdings Corp., RJR Nabisco, Inc., The Stop & Shop Companies, Inc., Union Texas Petroleum Holdings, Inc. and World Color Press, Inc.

     PETER A. MAGOWAN, age 52, has served as Chairman of the Board of Directors since November 26, 1986. He served as Chief Executive Officer of the Company from November 26, 1986 to April 30, 1993. He also served as President of the Company from March 27, 1988 to October 26, 1992. Previously from December 1979, Mr. Magowan served as Chairman of the Board and Chief Executive Officer of the Company's predecessor, Safeway Stores, Incorporated, a Maryland corporation. Mr. Magowan is also a director of Caterpillar, Inc., Chrysler Corporation and The Vons Companies, Inc. Mr. Magowan is Managing General Partner and President of the San Francisco Giants.

     GEORGE R. ROBERTS, age 51, has been a member of the Board of Directors since July 1986. Mr. Roberts has been a General Partner of KKR during the last five years. Mr. Roberts is also a director of American Re Corporation, AutoZone, Inc., Borden, Inc., Duracell International Inc., Flagstar Companies, Inc., Flagstar Corporation, IDEX Corporation, K-III Communications Corp., Owens-Illinois, Inc., Owens-Illinois Group, Inc., Red Lion Properties, Inc., RJR Nabisco Holdings Corp., RJR Nabisco, Inc., The Stop & Shop Companies, Inc., Union Texas Petroleum Holdings, Inc. and World Color Press, Inc.

     MICHAEL T. TOKARZ, age 45, has been a member of the Board of Directors since December 17, 1987. Mr. Tokarz has been a General Partner of KKR since January 1, 1993 and has been an executive of KKR during the last five years. Mr. Tokarz is also a director of Flagstar Companies, Inc., Flagstar Corporation, IDEX Corporation, K-III Communications Corp., RJR Nabisco Holdings Corp. and RJR Nabisco, Inc.

     Mr. Roberts and Mr. Kravis are first cousins. Mr. MacDonnell and Mr. Roberts are brothers-in-law.

     Messrs. Magowan, Roberts and Tokarz are in the class of directors whose term will expire in 1996.

     Messrs. Greene, Hazen and Kravis are in the class of directors whose term will expire in 1997.

     Under Securities Purchase Agreements dated August 11, 1986, as amended December 1, 1987, each of two partnerships which are the principal stockholders of Safeway and which are affiliated with KKR has the right, so long as either owns any shares of the Common Stock, to elect at least one director to Safeway's Board of Directors in order to substantially participate in and substantially influence the conduct of the management of Safeway and its business. See "Beneficial Ownership of Securities."

BENEFICIAL OWNERSHIP OF SECURITIES

     The following table sets forth certain information regarding the beneficial ownership of Safeway's outstanding Common Stock as of March 14, 1995 by (i) each of Safeway's directors and nominees who is a stockholder, (ii) the Company's Chief Executive Officer, (iii) each of the Company's four other most highly compensated executive officers who were serving as executive officers at the end of fiscal 1994, (iv) all executive officers and directors of Safeway as a group and (v) each person believed by Safeway to own beneficially more than 5% of its outstanding shares of Common Stock. Except as indicated by the notes to the following table, the holders listed below have sole voting power and investment power over the shares beneficially held by them. The address of KKR Associates, SSI Equity Associates, L.P. and SSI Partners, L.P. is 9 West 57th Street, New York, New York 10019.

                                                         NUMBER OF SHARES
                                                           BENEFICIALLY       PERCENTAGE OF
                    NAME OF BENEFICIAL OWNER                 OWNED(1)           CLASS(1)
          ---------------------------------------------  ----------------     -------------
          KKR Associates(2)............................     65,000,000             61.6%
            James H. Greene, Jr.(3)....................         12,000                *
            Henry R. Kravis(4).........................
            Robert I. MacDonnell(5)....................
            George R. Roberts(6).......................
            Michael T. Tokarz..........................          5,000                *
          SSI Equity Associates, L.P.(7)...............     13,928,000             11.7
          Sam Ginn(8)..................................         26,042                *
          Paul Hazen(8)................................         26,042                *
          Peter A. Magowan(9)..........................      1,591,970              1.5
          Steven A. Burd(9)............................        313,805                *
          Kenneth W. Oder(9)...........................        222,780                *
          E. Richard Jones(9)(10)......................        521,530                *
          Julian C. Day(9).............................         58,866                *
          Frithjof J. Dale(9)..........................        229,237                *
          All executive officers and directors as a
            group (16 persons, excluding Messrs.
            Greene, Kravis, Roberts, MacDonnell and
            Tokarz)(9).................................      3,418,125              3.2

---------------

  * Less than 1%

(1) For purposes of this table, a person or a group of persons is deemed to have "beneficial ownership" as of a given date of any shares which such person has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any shares which such person or persons has the right to acquire within 60 days after such date are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2) The 65,000,000 shares are owned of record by two partnerships, the sole general partner of each of which is KKR Associates, a New York limited partnership. KKR Associates, in its capacity as general partner, may be deemed to beneficially own such shares. Messrs. Greene, Kravis, MacDonnell, Roberts, Tokarz, Saul A. Fox, Edward A. Gilhuly, Perry Golkin, Michael W. Michelson, Paul E. Raether, Clifton S. Robbins and Scott Stuart, as general partners of KKR Associates, may be deemed to share beneficial ownership of any shares beneficially owned by KKR Associates, but disclaim any such beneficial ownership. Messrs. Greene, Kravis, MacDonnell, Roberts and Tokarz are members of Safeway's Board of Directors.

(3) Represents shares owned jointly by Mr. Greene and his wife. Does not include 5,000 shares owned by Mrs. Greene, as to which Mr. Greene disclaims any beneficial ownership. Does not include 3,000 shares held in trust by Mrs. Greene for the benefit of their children, as to which Mr. Greene disclaims any beneficial ownership.

 (4) Does not include 200,000 shares held by Mr. Kravis as a trustee of an irrevocable trust created by Mr. Roberts for the benefit of his children (the "Roberts Trust"). As co-trustee, Mr. Kravis shares the authority to vote and dispose of the shares, but has no economic interest in such shares.

 (5) Does not include 30,000 shares held in an irrevocable trust created by Mr. MacDonnell for the benefit of his children (the "MacDonnell Trust") with respect to which Mr. MacDonnell disclaims any beneficial ownership.

 (6) Does not include 30,000 shares held by Mr. Roberts as a trustee of the MacDonnell Trust. As co-trustee, Mr. Roberts shares the authority to vote and to dispose of the shares, but has no economic interest in such shares. Does not include 200,000 shares held in the Roberts Trust with respect to which Mr. Roberts disclaims any beneficial ownership.

 (7) SSI Equity Associates, L.P. is a Delaware limited partnership, the sole general partner of which is SSI Partners, L.P., a Delaware limited partnership. SSI Partners, L.P., in its capacity as general partner, may be deemed to own any shares beneficially owned by SSI Equity Associates, L.P. Messrs. Kravis, MacDonnell, Raether and Roberts, as general partners of SSI Partners, L.P., may be deemed to share beneficial ownership of any shares beneficially owned by SSI Partners, L.P., but disclaim any such beneficial ownership. Messrs. Kravis, MacDonnell and Roberts are members of Safeway's Board of Directors.

 (8) Includes 15,625 shares issuable upon exercise of stock options.

 (9) Includes shares issuable upon exercise of stock options as follows: Mr. Magowan, 899,078; Mr. Burd, 245,000; Mr. Oder, 197,500; Mr. Jones, 321,250;
     Mr. Day, 42,500; Mr. Dale, 139,900; and all executive officers and directors as a group, 2,216,767. Does not include shares issuable upon exercise of stock options which are not vested. Also includes shares issuable upon exercise of warrants as follows: Mr. Dale, 15; Mr. Jones, 94; and all executive officers and directors as a group, 388.

(10) Does not include 6,000 shares owned by Mr. Jones' children as to which Mr. Jones disclaims any beneficial ownership.

BOARD MEETINGS, COMMITTEES AND COMPENSATION

     The Company's Board of Directors held five meetings in fiscal 1994. Each director, except Mr. Kravis, attended 75% or more of the total number of Board meetings and meetings of Board committees on which the director served during the time he served on the Board or committee. The Board of Directors has established the following standing committees: Audit Committee, and Compensation and Stock Option Committee. There is no standing Nominating Committee.

     Audit Committee: Paul Hazen, Chairman; Sam Ginn. As directed by the Board, the functions of the committee include recommending independent auditors to be employed by the Company; conferring with the independent auditors regarding their audit of the Company; reviewing the fees of such auditors and other terms of their engagement; considering the adequacy of internal financial controls and the results of fiscal policies and financial management of the Company; meeting with the Company's internal auditors; reviewing with the independent and internal auditors the results of their examinations; and recommending changes in financial policies or procedures as suggested by the auditors. During fiscal 1994 the Audit Committee held three meetings.

     Compensation and Stock Option Committee: Sam Ginn, Chairman; James H. Greene, Jr., Paul Hazen and Robert I. MacDonnell. The functions of the committee are to review new or modified programs in the areas of executive salary and incentive compensation, deferred compensation and stock plans; to review direct and indirect compensation matters; and to review management's compensation actions for executive officers and other key personnel. During fiscal 1994 the Compensation and Stock Option Committee held four meetings.

     Director Compensation: Directors who are not employees of the Company or its subsidiaries were paid an annual fee of $25,000 in fiscal 1994. The Chairman of each Board committee was paid an additional annual fee of $5,000 in fiscal 1994, and each outside director was paid a Board attendance fee of $1,250 and a committee attendance fee of $1,000. Commencing January 1, 1995, directors who are not employees of the Company or its subsidiaries will be paid an annual fee of $40,000, and additional fees for Board and committee meeting attendance and for service as Chairman of any committee are no longer payable. See "Compensation Committee Interlocks and Insider Participation" for a description of fees paid to KKR by the Company for management, consulting and financial services.

     On April 18, 1991, the stockholders approved the Outside Director Equity Purchase Plan (the "Director Plan"), which generally provides for the grant to "Outside Directors" (as defined in the Director Plan) of options to purchase shares of Common Stock of the Company and requires Outside Directors to purchase shares of Common Stock as a condition to membership on the Board. The Board adopted the First Amendment to the Director Plan on July 5, 1994, which First Amendment is being submitted for stockholder approval at the Annual Meeting (see Proposal 3). Pursuant to the Director Plan, each Outside Director shall be granted, on the later to occur of (a) the adoption of the Director Plan by the Board, or (b) such Outside Director's appointment to the Board, an option to purchase the number of shares of Common Stock equal to $150,000 (increased by 10% on every other anniversary of the date the Director Plan was adopted by the Board) divided by the Purchase Price (defined as $9.60 for Outside Directors eligible to be granted options as of the date of adoption of the Director Plan by the Board, and 80% of the fair market value of a share of Common Stock on the date of grant for all other initial grants). The foregoing option grants are conditioned on the purchase by such Outside Director of shares of Common Stock as set forth in the Director Plan. Mr. Ginn and Mr. Hazen each has purchased 10,417 shares of Common Stock. In connection with such purchases, Mr. Ginn and Mr. Hazen each delivered to Safeway a full recourse note in the amount of $99,900. Each note matures in 2001 and bears interest at 8.87% per annum. In addition, pursuant to the Director Plan, each Outside Director shall be granted, on the later to occur of (i) the adoption of the First Amendment by the Board, or (ii) the date such Outside Director completes three continuous years of service as a member of the Board, an option to purchase an additional 25,000 shares of Common Stock at an exercise price equal to the fair market value of a share of Common Stock on the date of grant. During fiscal 1994, Mr. Ginn and Mr. Hazen were each granted, subject to stockholder approval of the First Amendment, an option pursuant to the Director Plan to purchase 25,000 shares at an exercise price of $24.75 per share. See Proposal 3.

     In December 1994, the Board of Directors adopted the Deferred Compensation Plan for Safeway Directors (the "Deferred Compensation Plan"). Under the Deferred Compensation Plan, a non-employee director may elect to defer, until a specified calendar year or retirement from the Board, all or any portion of the director's compensation. The director may elect to have such compensation credited to a cash credit account (which accrues interest at the prime rate) or a stock credit account (based on an equivalent number of shares of Common Stock that could have been purchased with the deferred compensation). All distributions of a director's cash or stock credit account are made in cash.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

     In January 1995, the Company acquired 31.8% of the limited partnership interests in SSI Equity Associates, L.P. for approximately $113 million. Safeway acquired the interests, using bank borrowings, from parties unrelated to Safeway or any of its affiliates. The purchase price of the interests was determined by arms'-length negotiations between the Company and the selling parties. SSI Equity Associates, L.P. is a limited partnership whose sole assets are warrants to purchase 13,928,000 shares of Common Stock at $2.00 per share. See "Beneficial Ownership of Securities." Messrs. Kravis, MacDonnell and Roberts, who are directors of the Company, are general partners of SSI Partners, L.P., which is the general partner of SSI Equity Associates, L.P.

     In 1994, Safeway made payments totaling approximately $131,250 for the direct or indirect benefit of the San Francisco Giants. Mr. Magowan, Chairman of the Board of the Company, is the Managing General Partner and President of the San Francisco Giants. Such payments were made in connection with advertising involving the San Francisco Giants and Safeway. It is anticipated that similar expenditures in the approximate amount of $150,000 will be made in 1995.

     Mr. Magowan resigned from his position as Chief Executive Officer of the Company effective April 30, 1993 and has continued as Chairman of the Board of the Company. The Company employed Mr. Magowan at an annual salary of $737,500 until December 31, 1994, after which he will receive a monthly salary of $42,500

($510,000 annually) until his retirement on April 30, 1997. Mr. Magowan will continue to receive insurance benefits, and he received a prorated bonus under the Company's operating performance and capital performance bonus programs with respect to the first four months of 1993. The Company paid Mr. Magowan $125,000 for 1993 and an additional $125,000 for 1994 with regard to operating performance and capital performance bonuses pertaining to his performance previous to 1993 under the Company's bonus programs. Upon retirement, Mr. Magowan will be entitled to receive retirement benefits in accordance with the terms of the Company's qualified retirement plan of $70,089 per year, and $566,843 per year from the Company.

     From December 1986 through December 1989, certain members of management (the "Management Investors") purchased shares of Common Stock and/or acquired options to purchase an aggregate of 9,636,000 shares of Common Stock. The Management Investors paid $2.00 per share, and stock options held by the Management Investors are exercisable primarily at $2.00 per share. Each such Management Investor also entered into a subscription agreement with Safeway, pursuant to which all shares of Common Stock held by such Management Investor are subject to certain restrictions on transfer and certain repurchase rights and obligations under certain circumstances, primarily relating to such Management Investor's termination of employment.

     During 1991 Safeway requested that Donald P. Wright, then an executive officer of Safeway's Canadian subsidiary, Canada Safeway Limited, relocate to California to accept the position of Senior Vice President -- Real Estate and Engineering of Safeway. In order to facilitate Mr. Wright's relocation to California, Safeway made certain secured loans in the aggregate amount of $80,000 to Mr. Wright. In connection with his purchase of a residence in California, Mr. Wright owed Safeway, as of March 14, 1995, $40,315 (plus accrued interest) under a promissory note which matures in January 1997 and bears interest at 8.0% per annum. During fiscal 1994, the largest aggregate amount of indebtedness outstanding for Mr. Wright was $80,000 (plus accrued interest).

     In May 1993, the Company entered into a Loan Agreement with Lyman C. Gordon, Senior Vice President of the Company, pursuant to which the Company loaned Mr. Gordon $75,000 under a promissory note in connection with Mr. Gordon's purchase of Company common stock. The note matures in May 1998 and bears interest at 5.46% per annum. During fiscal 1994, the largest aggregate amount of indebtedness outstanding for Mr. Gordon was $75,000 (plus accrued interest), and Mr. Gordon remained indebted to the Company for this amount as of March 14, 1995.

     In April 1993, the Company hired Michael C. Ross as Senior Vice President, Secretary and General Counsel and in November 1993 loaned Mr. Ross $170,000 for expenses incurred by him in connection with his relocation from Los Angeles, California to the Company's headquarters in Oakland, California. The loan was secured by Mr. Ross' new residence, bore no interest and was due 15 days after the date of sale of Mr. Ross' prior residence. During fiscal 1994, the largest aggregate amount of indebtedness outstanding for Mr. Ross was $170,000. Mr. Ross repaid this loan in full in May 1994.

     See COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION for additional relationships and transactions.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership (Forms 3, 4 and 5) of Common Stock with the Securities and Exchange Commission (the "SEC"), the New York Stock Exchange and the Pacific Stock Exchange. Officers, directors and greater-than-ten-percent holders are required to furnish the Company with copies of all such forms which they file.

     To the Company's knowledge, based solely on the Company's review of copies of such reports or written representations from certain reporting persons that no Forms 5 were required to be filed by those persons, the Company believes that during fiscal 1994 all filing requirements applicable to its officers, directors, greater-than-ten-percent beneficial owners and other persons subject to Section 16 of the Exchange Act were complied with.

EXECUTIVE COMPENSATION

     The following Summary Compensation Table shows compensation paid by the Company for services rendered during fiscal years 1994, 1993 and 1992 for the Chief Executive Officer and the four most highly compensated executive officers of the Company who were serving as executive officers at the end of fiscal 1994.

                           SUMMARY COMPENSATION TABLE
                             (DOLLARS IN THOUSANDS)

                                                                              LONG-TERM
                                                                             COMPENSATION
                                                                         --------------------
                                             ANNUAL COMPENSATION           AWARDS     PAYOUTS
                                        -----------------------------    ----------   -------
                                                         OTHER ANNUAL    SECURITIES    LTIP      ALL OTHER
            NAME AND                    SALARY   BONUS   COMPENSATION    UNDERLYING   PAYOUTS   COMPENSATION
       PRINCIPAL POSITION        YEAR    ($)     ($)(A)      ($)         OPTIONS(#)   ($)(B)       ($)(C)
-------------------------------- -----  ------   -----   ------------    ----------   -------   ------------
Steven A. Burd.................. 1994     619     644         --           500,000       --           --
  President and CEO              1993     550     545         --                --       --           --
                                 1992     106      --         --           600,000       --          755

Kenneth W. Oder................. 1994     407     407         54(d)        250,000       --           --
  Executive Vice President       1993     365     465         60(d)             --       --           --
                                 1992      --      --         --           400,000       --           --

E. Richard Jones................ 1994     358     369         --                --       --           --
  Executive Vice President       1993     358     307         --                --       93           --
                                 1992     342      --         --                --       --            2

Julian C. Day................... 1994     327     340         --            50,000       --           --
  Executive Vice President       1993     144     142         --           200,000       --           --
  and CFO                        1992      --      --         --                --       --           --

Frithjof J. Dale................ 1994     265     212         --                --       --           --
  Group Vice President           1993     260     206         --                --       49           --
                                 1992     254      --         --                --       --           --

---------------

(a) Represents the dollar value of the cash and stock bonuses earned by the named individual during the fiscal year indicated. Includes cash signing bonus of $100,000 paid in 1993 to Mr. Oder.

(b) In 1993, long-term incentive plan compensation awards were paid based on operating performance during the three fiscal years preceding the time of payment.

(c) Represents all other compensation for the years indicated. These amounts consist of payment of consulting fees for Mr. Burd for services rendered to the Company in fiscal 1992 prior to his being elected President of the Company and payment of a split dollar life insurance premium in fiscal 1992 for Mr. Jones.

(d) Represents a transportation allowance paid to Mr. Oder for the years indicated.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Ginn, Greene, Hazen and MacDonnell served as members of the Compensation and Stock Option Committee (the "Committee") of the Company's Board of Directors during fiscal 1994. Mr. Greene was a Vice President and Assistant Secretary of the Company from August 1986 to November 1986. No other member of the Committee is a current or former officer or employee of the Company or any of its subsidiaries.

     Safeway holds an 80% interest in Property Development Associates, a California general partnership formed in 1987 ("PDA"). The general partners of PDA are Pacific Resources Associates, L.P., a Delaware limited partnership ("PRA"), which is a company controlled by an affiliate of KKR, and Safeway U.S. Holdings, Inc., a wholly-owned subsidiary of Safeway. PDA was organized to purchase, manage and dispose of certain Safeway facilities which are no longer used in Safeway's retail grocery business. During 1994, the Company contributed to PDA nine properties no longer used in the Company's retail grocery business which had an aggregate net book value of $9.7 million, and PRA made a corresponding capital contribution in cash to retain its proportionate ownership interest in PDA. No gains or losses were recognized on these transactions in the financial statements. Also during 1994, Safeway paid PDA $1.1 million for reimbursement of expenses related to management and real estate services provided by PDA in connection with certain of Safeway's properties no longer used in the retail grocery business. At year-end 1994, PDA held 233 properties which were recorded at an aggregate net book value of $120.3 million. The accounts of PDA are consolidated with those of the Company, and a minority interest of $23.0 million is included in accrued claims and other liabilities in the Company's consolidated balance sheet at year-end 1994.

     Mr. MacDonnell and Mr. Greene are General Partners of KKR. KKR provides management, consulting and financial services to Safeway for an annual management fee. Such services include, but are not necessarily limited to, advice and assistance concerning any and all aspects of the operation, planning and financing of Safeway, as needed from time to time. In 1994, the Company paid KKR a management fee of $974,358 and reimbursed expenses in the amount of $5,235.

     During fiscal 1994, the Company paid $178,366 in charter fees to RIM Air, Inc. for the use of an airplane by certain executive officers in the performance of their Company duties. RIM Air, Inc. is a corporation one-half of which is owned by Mr. MacDonnell, a director of the Company. The Company believes that the rates charged to the Company by RIM Air, Inc. were the same as or less than the rates that could be obtained from unrelated third parties.

     Messrs. Ginn and Hazen each purchased 10,417 shares of Common Stock of the Company pursuant to the Director Plan which requires Outside Directors to purchase shares of Common Stock as a condition to membership on the Board. In connection with such purchases, Messrs. Ginn and Hazen each delivered to the Company a full recourse note in the amount of $99,900. Each note matures in 2001 and bears interest at 8.87% per annum. Each of Messrs. Ginn and Hazen remained indebted to the Company for such amount (plus accrued interest) as of March 14, 1995.

                                  *  *  *  *  *

     The following Report of the Compensation and Stock Option Committee and Stock Performance Graph are not to be deemed to be "soliciting material" or to be "filed" with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act except to the extent the Company specifically requests that such information be treated as soliciting material or specifically incorporates it by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act.

             REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

     The Company's policies with respect to the compensation of executive officers, which policies are approved by the Compensation and Stock Option Committee, are (1) to base a significant portion (up to approximately 50%) of total yearly compensation of executive officers on the performance of the Company and the individual performances of the executive officers, (2) to award the Company performance-based portions of compensation only when overall Company performance reaches pre-established levels, and (3) to pay base salaries and award stock options to executive officers based on a review of competitive compensation practices of various industry groups and comparable size companies, overall financial, strategic and operational Company performance, improvement in market value of the Company's stock and each individual executive officer's performance.

     The relationship of Company performance to the compensation of executive officers, including the Chief Executive Officer ("CEO"), is as follows.

     The Company undertakes an annual planning process which culminates in the adoption and approval of an operating plan for the Company. The operating plan includes a target level for Company operating performance for the following year. The specific elements of Company operating performance that are relevant to compensation determinations are sales, operating profit and working capital. No operating performance-based compensation is awarded to executive officers, including the CEO, unless an operating performance threshold based upon target level performance is met. The operating performance threshold can be met only if specific performance thresholds for sales and operating profit are met. The amount of operating performance-based compensation awardable is then increased or decreased depending on the extent to which the working capital threshold is or is not met. If the operating performance threshold is met, operating performance-based compensation of up to 80% of the CEO's base salary is awarded based upon the extent to which Company performance exceeds the threshold, and executive officers other than the CEO are eligible to receive operating performance-based compensation up to a maximum percentage of each such executive officer's base salary, which maximum percentage ranges from 48% to 100%. The amount of operating performance-based compensation awarded to such executive officers may be reduced by the CEO and is based on individual, participant-specific performance factors, and the amount of a particular individual's award cannot exceed the maximum percentage for such individual. The foregoing ranges of percentages of base salary payable to the CEO and other executive officers were established based on a review of competitive compensation levels with a view to allowing for higher than average incentive compensation to supplement lower than average base compensation.

     When awarded, operating performance-based compensation is divided into two components: (1) a cash bonus ranging from 70% to 80% of the award, and (2) a stock bonus subject to restrictions on sale ranging from 20% to 30% of the award. The percentages of the award made as a cash bonus and a stock bonus vary within these ranges based on the officer's position, with higher level officers receiving a higher percentage made as a stock bonus. Based on actual operating results in 1994, Company performance exceeded the threshold of operating performance and, accordingly, operating performance-based compensation was awarded to the CEO and other executive officers.

     In addition to operating performance-based compensation, the most senior executive officers who are responsible for making capital investment decisions, including the CEO, are also eligible for capital performance-based compensation, payment of which is contingent on new capital investments of the Company achieving targeted rates of return established at the outset of each new capital investment project. Capital performance is measured for the first and third years following completion of a particular project. With respect to each such year, if the capital performance threshold is met, compensation of up to 15% of the executive officer's base salary is awarded based upon the extent to which capital performance exceeded the threshold. The foregoing percentage was established at a level intended to emphasize the importance of capital spending to the Company's business. Based on the results of the measured projects, all of which exceeded the pre-established targeted rates of return, the CEO and certain other executive officers earned a capital performance-based bonus in 1994 with respect to measured first and third year projects.

     Base salaries are evaluated annually for all executive officers, including the CEO. Base salaries for executive officers, including the CEO, are based in part on overall financial, strategic and operational Company performance, improvement in market value of the Company's stock, individual performance and competitive salary levels. Of these factors, the most significance is accorded to overall Company performance and improvement in market value of the Company's stock, followed by individual performance and competitive salary levels. The determination of whether to make certain one-time payments, such as signing bonuses, including the amount of any such payments, is evaluated on a case-by-case basis. Competitive compensation practices are reviewed by position and various industry groups, and this competitive data is used to determine appropriate ranges of base salary levels and annual increases to attract and retain qualified executives. The companies surveyed for this purpose include grocery companies and non-grocery companies. The non-grocery companies were selected because they were considered to be the significant competitors with respect to executive officer positions. All grocery companies whose executive pay practices were surveyed for this purpose are included in the peer group identified in footnote (b) to the Stock Performance Graph set forth elsewhere in this proxy statement, except for those companies whose common stock was not publicly traded for the period covered by the Stock Performance Graph. The Company's executive salary levels, including with respect to the CEO, generally are at the median of or lower than the executive compensation levels of the companies surveyed. The CEO received an 18% increase in base salary in April 1994. The Committee considered that the CEO had not received a salary increase since his hiring as President, and did not receive any increase upon being appointed CEO in April 1993, which appointment significantly expanded his individual responsibilities.

     Stock option grants are considered periodically by the Committee for all executive officers, including the CEO. A primary consideration in granting stock options is to encourage members of management to hold significant equity ownership in the Company. The aggregated option exercise table shows stock options owned by the individuals named in the Summary Compensation Table. The amounts of stock options granted in any given year, including those granted to executive officers in 1994, are derived based upon the same factors, and with the same relative significance, as are set forth in the preceding paragraph with respect to establishment of base salary levels, although less weight is accorded to competitive compensation levels because of the difficulty in making a meaningful comparison with respect to stock options. During 1994, options to purchase 500,000 shares of Common Stock were granted to the CEO based on the above factors, with significant weight given to the improvement in market value since the last stock option grant to the CEO, overall Company performance and individual performance.

     The Committee believes that the executive compensation policies and programs described above serve the interests of all stockholders and the Company and substantially link compensation of the Company's executive officers with the Company's performance.

     During 1993, the Internal Revenue Code of 1986, as amended (the "Code"), was amended to include a provision which denies a deduction to any publicly held corporation for compensation paid to any "covered employee" (defined as the CEO and the Company's other four most highly compensated officers, as of the end of a taxable year) to the extent that the compensation exceeds $1 million in any taxable year of the corporation beginning after 1993. Compensation which is payable pursuant to written binding agreements entered into before February 18, 1993 and compensation which constitutes "performance-based compensation" is excludable in applying the $1 million limit. It is the Company's policy to qualify all compensation paid to its top executives, in a manner consistent with the Company's compensation policies, for deductibility under the new law in order to maximize the Company's income tax deductions.

                    Sam Ginn                    Paul Hazen
                    James H. Greene, Jr.        Robert I. MacDonnell

                            STOCK PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the Company's cumulative total shareholder return on its common stock to that of the S&P 500 and a group of peer companies in the retail grocery industry.

      Measurement Period
    (Fiscal Year Covered)           Safeway         S&P 500      Peer Group(b)
         Apr. 27, 1990(a)            100.0           100.0           100.0
         Dec. 28, 1990               102.1           102.0           104.8
         Dec. 27, 1991               148.5           130.0           127.7
         Dec. 31, 1992               107.2           145.0           130.4
         Dec. 31, 1993               175.3           159.0           124.2
         Dec. 31, 1994               262.8           160.0           129.8

---------------

(a) Prior to April 27, 1990, the Company's stock was not publicly held.

(b) The peer group companies are: The Kroger Co., American Stores Co., Safeway Inc., The Great Atlantic & Pacific Tea Company, Inc., Winn-Dixie Stores, Inc., Albertson's Inc., Food Lion, Inc., The Vons Companies, Inc., Giant Food, Inc., Fred Meyer, Inc., The Penn Traffic Company, Bruno's, Inc., Smith's Food & Drug Centers, Inc., Hannaford Bros. Co., Weis Markets, Inc. and Eagle Food Centers.

                       OPTION GRANTS IN 1994 FISCAL YEAR

     The following table sets forth information concerning individual grants of stock options made during fiscal 1994 to each of the individuals identified in the Summary Compensation Table.

                                                                                         POTENTIAL REALIZABLE
                                            INDIVIDUAL GRANTS                              VALUE AT ASSUMED
                      --------------------------------------------------------------         ANNUAL RATES
                       NUMBER OF        % OF TOTAL                                          OF STOCK PRICE
                      SECURITIES         OPTIONS                                             APPRECIATION
                      UNDERLYING        GRANTED TO                                        FOR OPTION TERM(B)
                        OPTIONS         EMPLOYEES       EXERCISE PRICE    EXPIRATION    -----------------------
        NAME          GRANTED(#)      IN FISCAL 1994      ($/SHARE)          DATE        5% ($)       10% ($)
--------------------  -----------     --------------    --------------    ----------    ---------    ----------
Steven A. Burd......    500,000(a)          27.82%           26.25           4/11/04    8,254,242    20,917,870
Kenneth W. Oder.....    250,000(a)          13.91%           26.25           4/11/04    4,127,121    10,458,935
E. Richard Jones....         --                --
Julian C. Day.......     50,000(a)           2.78%           29.75           10/7/04      935,481     2,370,692
Frithjof J. Dale....         --                --

---------------

(a) Options vest at a rate of 15% per year beginning with the first anniversary of the date of grant through the sixth anniversary of the date of grant, with the remaining 10% becoming exercisable on the seventh anniversary of the date of the grant. Upon the occurrence of a Change of Control of the Company, options shall become exercisable as to all shares covered thereby, notwithstanding that such options may not have fully vested at such time. A "Change of Control" is deemed to have occurred (pursuant to the provisions of the individual stock option agreement) generally when: (a) any person (other than an employee benefit plan of the Company) becomes the beneficial owner of 10% or more of the Company's then-outstanding voting securities; or
    (b) as a result of a tender offer or exchange offer for Company securities, or as a result of a proxy contest, merger, consolidation or sale of assets, individuals who at the beginning of any two-year period constitute the Board, plus new directors whose election was approved by a vote of at least 2/3 of the continuing board members, cease to constitute a majority of the Board; or (c) the Company's security holders approve (i) a merger or consolidation of the Company with any other corporation, other than that which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent at least 80% of the surviving corporation's then outstanding voting securities, or (ii) a plan of complete liquidation of the Company or a sale of all or substantially all of the Company's assets.

(b) The assumed annual rates of appreciation in the table are shown for illustrative purposes only pursuant to applicable SEC requirements. Actual values realized on stock options are dependent on actual future performance of the Company's stock, among other factors. Accordingly, the amounts shown may not necessarily be realized.

                    AGGREGATED OPTION EXERCISES DURING 1994
               FISCAL YEAR AND 1994 FISCAL YEAR-END OPTION VALUES

     The following table sets forth information concerning exercise of stock options during fiscal 1994 by each of the individuals identified in the Summary Compensation Table and the value of unexercised options at the end of fiscal 1994.

                                                        NUMBER OF SECURITIES
                                                             UNDERLYING         VALUE OF UNEXERCISED
                                                        UNEXERCISED OPTIONS     IN-THE-MONEY OPTIONS
                              SHARES          VALUE     AT 1994 YEAR-END(#)    AT 1994 YEAR-END($)(B)
                            ACQUIRED ON     REALIZED        EXERCISABLE/            EXERCISABLE/
            NAME            EXERCISE(#)      ($)(A)        UNEXERCISABLE           UNEXERCISABLE
---------------------------------------     ---------   --------------------   ----------------------
Steven A. Burd..............    --             --               170,000               5,078,750
                                                              1,100,000              15,187,500
Kenneth W. Oder.............    --             --               160,000               3,300,000
                                                                490,000               6,356,250
E. Richard Jones............    --             --               321,250               9,418,750
                                                                 13,750                 192,500
Julian C. Day...............    --             --                32,500                 490,000
                                                                217,500               2,610,000
Frithjof J. Dale............    --             --               149,900               4,129,044
                                                                 23,750                 377,500

---------------

(a) Value realized is (i) the fair market value of the stock at the date of exercise less the exercise price of the options exercised multiplied by (ii) the number of shares represented by such options.

(b) Potential unrealized value is (i) the fair market value at fiscal 1994 year-end ($31.875 per share) less the exercise price of "in-the-money," unexercised options multiplied by (ii) the number of shares represented by such options.

PENSION PLANS

     Pension benefits are paid to executive officers under the Employee Retirement Plan, a qualified defined benefit pension plan, and the Retirement Restoration Plan. The Retirement Restoration Plan, which became effective on January 1, 1994, provides benefits to certain employees, including the individuals named in the Summary Compensation Table, that cannot be paid under the qualified Retirement Plan due to Internal Revenue Code limitations on the amount of compensation that may be recognized and the amount of benefits that may be paid.

     The Employee Retirement Plan and the Retirement Restoration Plan (collectively, the "Retirement Plans") provide benefits under a formula based in part on years of service, age at retirement date, and the employee's highest 60-month average compensation out of the 120 consecutive months preceding retirement. Unreduced benefits under the formula are payable as early as age 62, and reduced early retirement benefits are available at ages 55 through 61.

     The following table illustrates the total estimated annual benefits payable as of December 31, 1994 from the Retirement Plans to persons in specified remuneration and years of credited service classifications. The benefits shown in the table are based on the Retirement Plans' final average earnings benefit formula, retirement at age 65, and payment in the form of a single life annuity.

                               PENSION PLAN TABLE

        ANNUAL FINAL                         YEARS OF CREDITED SERVICE UNDER PLANS
      AVERAGE EARNINGS        --------------------------------------------------------------------
       USED FOR PLANS            15             20             25             30             35
----------------------------  --------       --------       --------       --------       --------
$ 100,000...................  $ 19,905       $ 26,540       $ 33,175       $ 39,810       $ 46,445
   200,000..................    41,655         55,540         69,425         83,310         97,195
   300,000..................    63,405         84,540        105,675        126,810        147,945
   400,000..................    85,155        113,540        141,925        170,310        198,695
   500,000..................   106,905        142,540        178,175        213,810        249,445
   600,000..................   128,655        171,540        214,425        257,310        300,195
   800,000..................   172,155        229,540        286,925        344,310        401,695
 1,000,000..................   215,655        287,540        359,425        431,310        503,195
 1,500,000..................   324,405        432,540        540,675        648,810        756,945

     Remuneration under the final average earnings formula illustrated in the foregoing table includes pay earned from full-time employment, contingent pay and pay for part-time employment, but excludes any special pay made solely in the discretion of the employer and stock options. Remuneration under this final average earnings formula for the individuals named in the Summary Compensation Table generally corresponds with the aggregate of the earned salary, plus bonuses and long-term compensation for each such person. Credited years of service as of December 31, 1994 under the final average earnings formula for the five individuals named in the Summary Compensation Table were: S. A. Burd, one;
F. J. Dale, 17; J. C. Day, none; E. R. Jones, 11; K. W. Oder, one.

     In addition to benefits provided under the final average earnings benefit formula, the Retirement Plans provide retirement benefits under an account balance feature. The normal form of benefit under this feature is a life annuity commencing at age 65, and early retirement benefits are available at ages 55 and greater. The annual account balance benefit at age 65 is equal to 12% of an employee's accumulated account balance. Additions to an employee's account balance are based on the employee's salary, exclusive of bonuses and other contingent or special pay, and interest in accordance with an interest index. Estimated annual retirement benefits under the account balance feature for the individuals named in the Summary Compensation Table are shown below, and assume a 5% annual interest index factor and no increases in salary.

                        NAME               YEAR REACHING AGE 65     ESTIMATED ANNUAL BENEFIT
            -----------------------------  --------------------     ------------------------
            S. A. Burd...................          2014                     $114,153
            F. J. Dale...................          2009                       59,242
            J. C. Day....................          2017                       68,698
            E. R. Jones..................          2009                       77,753
            K. W. Oder...................          2012                       63,116

                                   PROPOSAL 2

        ADOPTION OF AMENDMENT TO 1994 AMENDED AND RESTATED STOCK OPTION
              AND INCENTIVE PLAN FOR KEY EMPLOYEES OF SAFEWAY INC.

     At the Annual Meeting, stockholders are being asked to approve the adoption of an amendment to the 1994 Amended and Restated Stock Option and Incentive Plan for Key Employees (as amended, the "Plan") as adopted by the Board of Directors as of March 1, 1995. The amendment to the Plan increases from 18,000,000 to 23,000,000 the number of shares of Common Stock authorized for issuance upon exercise of options granted or as stock bonus awards. The Board has determined that this amendment is necessary because almost all of the original 18,000,000 shares which may be issued under the Plan have either been issued or are subject to outstanding options.

     The amendment to the Plan also clarifies the provisions of the Plan regarding expiration of options by providing that the Company is authorized to permit exercise of vested options after death, disability or retirement up until expiration of the full term of the options. This clarification is consistent with the Second Amendment, effective December 13, 1991, to the Amended and Restated Stock Option Plan for Key Employees of Safeway Inc., which amendment was approved by the stockholders at the 1992 Annual Meeting.

DESCRIPTION OF THE PLAN AND SAR PLANS

     The following information includes summaries of certain provisions of the Plan and the Share Appreciation Rights Plans of Canada Safeway Limited and Lucerne Foods Ltd. (the "SAR Plans"). This information does not purport to be complete and is qualified in its entirety by reference to the provisions of the Plan and the SAR Plans. Copies of the Plan and the SAR Plans will be available at the Annual Meeting and may also be obtained by making written request of the Company's Secretary.

     General Nature and Purposes. The purpose of the Plan and the SAR Plans is to further the growth, development and financial success of the Company by providing additional incentives to its key employees and to enable the Company to obtain and retain services of the type of professional, technical and managerial employees considered essential to the long-range success of the Company. Safeway's stock option program is offered to approximately 3,000 employees throughout the Company. Management believes that granting options to more line managers rewards performance while also enabling Safeway to continue to recruit and develop top quality employees. The increase in shares authorized for grant of stock options will allow the Company to continue this policy. Safeway considers broad employee ownership of its shares a key to its long-term success and believes that its stock option program is the most inclusive in the industry.

     Under the Plan, as amended, 23,000,000 shares of Common Stock are authorized for issuance upon exercise of options granted or as stock bonus awards. Terms of the stock options and stock bonus awards are provided for in separate stock option or stock bonus award agreements. The Plan allows for the grant of "incentive" and "non-qualified" options which are exercisable at not less than the "fair market value" of the Common Stock at date of grant. Options or stock bonus awards may be granted under the Plan through July 18, 2000, unless it is terminated earlier by the Board. Options granted before termination of the Plan will remain exercisable in accordance with their respective terms after termination of the Plan.

     Administration of the Plan. The Plan is administered by the Compensation and Stock Option Committee of the Board (the "Committee") consisting of at least three non-employee directors, appointed (and removable) from time to time by the Board. No person is eligible to serve on the Committee unless he is then a "disinterested person" within the meaning of paragraph (d)(3) of Rule 16b-3 under the Exchange Act ("Rule 16b-3"). Options may not be granted pursuant to the Plan to any member of the Committee during the term of his membership on the Committee.

     In addition to administering the Plan, the Committee is also authorized to interpret the Plan and options and stock awards issued thereunder, to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. The Board may at any time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Rule 16b-3 or Section 162(m) of the Code (or any regulations or rules issued thereunder) are required to be determined in the absolute discretion of the Committee. The costs of administration are paid by the Company. The Board or the Committee may at any time suspend or terminate the Plan subject to rights under options and stock bonus awards previously granted, and may amend or modify the Plan except that stockholder approval is generally required to increase the maximum number of shares of Common Stock subject to the Plan, to increase the number of shares subject to options which may be granted to any employee in any given year under the Plan and for certain other matters.

     Grant of Options. Any key employee of the Company, any parent corporation of the Company, any corporation, partnership, joint venture or other entity which is a subsidiary of the Company (which term includes any such entity in which the Company has a substantial ownership interest and has been so designated by the Committee) is eligible to be granted options under the Plan. There are approximately 3,000 employees who currently participate in the Plan. The Committee has the absolute discretion to determine
(i) which employees are key employees and to select from among such key employees those who should be granted options; (ii) subject to the limits set forth in the Plan, the number of shares to be subject to such options and whether such options are to be incentive stock options or non-qualified options; and (iii) the terms and conditions of such options. Subject to Section 162(m) of the Code and Rule 16b-3, the Committee may delegate certain powers relating to the granting of options as it deems appropriate to executive officers of the Company including the power to determine the number of shares subject to options, whether such options are to be incentive stock options or non-qualified options and to determine the terms and conditions of such options.

     The Plan provides that options covering not more than 500,000 shares may be granted to any executive officer of the Company in any year or to any employee (other than an executive officer) in the year of his or her hiring, and options covering not more than 200,000 shares may be granted to any employee (other than an executive officer) in any subsequent year (the "Award Limit").

     The Committee may require as a condition to the grant of an option to an employee that the employee surrender for cancellation some or all of the unexercised options which have been previously granted to the employee. An option, the grant of which is conditioned upon such surrender, may have an option price lower (or higher) than the option price of the surrendered option, contain such other terms as the Committee deems appropriate and will be exercisable in accordance with its terms without regard to the number of shares, price, option period or any other term or condition of the surrendered option.

     Exercise of Options. Options under the Plan are exercisable in installments in such amounts (which may be cumulative) as the Committee shall provide in the terms of each stock option agreement. The exercisability of options may be accelerated in the event of a Change of Control of the Company. Subject to the following, the expiration date, maximum number of shares purchasable, conditions to exercise and other provisions of individual stock option agreements are established by the Committee at the time of grant. Non-qualified option terms may not exceed fifteen years (ten years for "incentive stock options"). No portion of an option which is unexercisable upon the termination of employment for any reason may thereafter become exercisable. Generally, options which are exercisable upon termination of an optionee's employment with the Company or its subsidiaries expire three months following such termination. However, options may be exercised up until the expiration of the full term of the options after termination of employment due to an optionee's death, disability or retirement at age 55 or older in accordance with the Company's retirement policies (unless earlier terminated by reason of the optionee's willful misconduct), if permitted by the Company either in granting new options or amending previously granted options.

     The exercise prices of options are fixed by the Committee, but may not be less than 100% of the fair market value of the Common Stock on the date of grant. To exercise an option, the optionee must deliver to the Company a written notice of exercise and full payment for the shares. The option price may be paid in cash, or, with the Committee's consent, by tendering shares of the Company's Common Stock, by any other form of payment which is approved by the Committee and is consistent with the Plan or applicable law, or by any combination of the three.

     Non-Assignability. Options may be transferred only by will or by the laws of descent and distribution, and during a participant's lifetime are exercisable only by the participant.

     Bonus Stock Awards. Stock bonuses awarded under the Operating Performance Bonus Plan for Executive Officers of Safeway Inc. and under any other operating performance bonus plan for key employees (collectively, the "Bonus Plan") shall be awarded as bonus stock under the Plan. Each share of bonus stock shall be valued at 100% of the fair market value of a share of Common Stock on the date such bonus stock is awarded. Bonus stock shall be issued pursuant to a written agreement which shall contain such terms and conditions as the Committee shall determine, consistent with the Plan, including, but not limited to, such terms and conditions as may be required in order for the bonus stock to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code.

     Rights of Holders of Bonus Stock. Holders of bonus stock shall have all the rights of a stockholder with respect to such shares, subject to the restrictions in the individual bonus stock agreements, including the right to vote the shares and to receive all dividends and other distributions paid or made with respect to the shares. In the absolute discretion of the Committee, however, any extraordinary distributions may be subject to the restrictions described below.

     Restrictions on Bonus Stock. All shares of bonus stock issued under the Plan shall, in the terms of each individual bonus stock agreement, be subject to such restrictions as the Committee shall provide. Such restrictions may include restrictions on sale and other dispositions of the bonus stock and restrictions based on duration of employment with the Company. After the bonus stock is issued, the Committee may in its discretion remove any or all of the restrictions imposed by the terms of the bonus stock agreement. Bonus stock may not be sold or encumbered until all restrictions on such bonus stock are terminated or expire.

     Custody of Bonus Stock. The Secretary of the Company or such other escrow holder as the Committee may appoint shall, if requested by the Committee, retain physical custody of each certificate representing bonus stock until all of the restrictions imposed under the bonus stock agreement with respect to the shares evidenced by such certificate expire or shall have been removed.

     Adjustments Upon Change in Capitalization. If the outstanding shares of Common Stock of the Company subject to options are changed into or exchanged for a different number or kind of shares of the Company or other securities of the Company by reason of merger, consolidation, recapitalization, reclassification, stock split, stock dividend, combination of shares or otherwise, the Committee will make an appropriate and equitable adjustment in the number and kind of shares as to which all outstanding options, or portions thereof then unexercised, will be exercisable, to the end that after such event the optionee's proportionate interests will be maintained as before the occurrence of such event, and the Committee shall make appropriate adjustments in the number and kind of shares for the purchase of which options may be granted and in the number and kind of shares of bonus stock which may be awarded, including adjustments of the limitations on the maximum number and kind of shares which may be issued on exercise of options and of the Award Limit.

     Description of the Canadian Stock Option Program. In order to benefit from certain provisions of Canadian federal income tax law, options granted to Canadian employees under the Canadian program will be granted pursuant to both the Plan and one of the SAR Plans. Although the method of grant of options to Canadian employees differs from grants to U.S. employees, the Canadian options are intended to have the same economic value to the recipients as options granted to U.S. employees. The terms of the SAR Plans are generally the same as those of the Plan and are designed to operate in conjunction with the Plan. Grants of options under the Canadian program work as follows: each Canadian employee selected to receive an option will be granted pursuant to a single agreement (i) a right (issued pursuant to the Plan) to purchase shares of Common Stock of the Company at the fair market value on the date of purchase (a "Stock Right"), and (ii) an undertaking (issued pursuant to one of the SAR Plans) by either Canada Safeway Limited ("CSL") or Lucerne Foods Ltd. ("Lucerne") pursuant to which CSL or Lucerne will pay on the participant's behalf that portion of the fair market value of the Common Stock on the date of purchase which exceeds the fair market value of a share of Common Stock on the date of grant of the aforementioned stock purchase right (a "SAR", together with a Stock Right, an "Option"). Accordingly, when a Canadian employee exercises an Option, to receive shares of Common Stock he or she pays the same amount per share as U.S. employees, which is generally the fair market value on the date of grant of the Option. Generally, SARs which are exercisable upon a termination of the participating employee's employment with the Company or any of its subsidiaries expire three months following such termination. However, SARs may be exercised up until the expiration of the term of the SARs (which is the same as the expiration of the term of the related Stock Right) after termination of employment due to the participating employee's death, disability or retirement at age 55 or older in accordance with the Company's retirement policies, unless earlier terminated by reason of the optionee's willful misconduct, if permitted by the Company.

U.S. FEDERAL INCOME TAX CONSEQUENCES

     The Plan is neither a qualified pension, profit sharing or stock bonus plan under Section 401(a) of the Code nor an "employee benefit plan" subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The following discussion is a general summary of the material U.S. Federal income tax consequences to U.S. participants in the Plan. The discussion is based on the Code, regulations thereunder and rulings and decisions now in effect, all of which are subject to change. The summary does not discuss all aspects of federal income taxation that may be relevant to a particular participant in light of such participant's personal investment circumstances. A discussion of the income tax consequences to Canadian employees under Canadian law follows.

     Non-Qualified Stock Options. Holders of non-qualified options do not realize income as a result of the grant of the options, but normally realize ordinary income upon exercise of the option to the extent that the fair market value of the shares on the date of exercise of the option exceeds the aggregate option exercise price paid. Subject to Section 162(m) of the Code, the Company (or other employer corporation) is entitled to a deduction in the same amount at the time of exercise of the option. The Company (or other employer corporation) is generally required to withhold taxes on the ordinary income realized by an optionee upon the exercise of a non-qualified option. An optionee's basis for the stock for purposes of determining the optionee's gain or loss on subsequent disposition of the shares generally will be the fair market value of the stock on the date of exercise of the option.

     Incentive Stock Options. Holders of incentive stock options will not be considered to have received taxable income upon either the grant of the option or its exercise; however, generally the amount by which the fair market value of the shares at the time of exercise exceeds the option price shall be includable in the holder's alternative minimum taxable income upon exercise unless the stock acquired is not transferable or is subject to a substantial risk of forfeiture, in which case no amount is included in alternative minimum taxable income until the stock is transferable or there is no longer a substantial risk of forfeiture. If an incentive stock option is disposed of in the same year it is exercised, and the amount realized is less than the stock's fair market value at the time of exercise, the amount includable in alternative minimum taxable income does not exceed the amount realized on the sale or exchange of the stock, less the taxpayer's basis in such stock. Upon the sale or other taxable disposition of the shares, long-term capital gain will normally be recognized in the full amount of the difference between the amount realized and the option exercise price if disposition of the shares takes place after at least (i) two years from the date of grant of the option and (ii) one year from the date of transfer of the shares to the optionee upon exercise. If the shares are sold or otherwise disposed of before the end of the one-year or two-year periods, the difference between the option exercise price and the fair market value of the shares on the date on which the option is exercised will be taxed as ordinary income. The balance of the gain, if any, will be taxable as capital gain. If the shares are disposed of before the expiration of the one-year or two-year periods and the amount realized is less than the fair market value of the shares at the date of exercise, the employee's ordinary income is limited to the amount realized less the option exercise price paid. Subject to Section 162(m) of the Code, the Company (or other employer corporation) will be entitled to a tax deduction in regard to an incentive stock option only to the extent the optionee has ordinary income upon sale or other disposition of the shares received upon exercise of the option.

     The tax consequences resulting from the exercise of an option through delivery of already-owned shares of Common Stock are not completely certain. In published rulings, the Internal Revenue Service has taken the position that (i) to the extent an equivalent value of shares is acquired upon such exercise, an optionee will recognize no gain and the optionee's basis in the shares acquired upon such exercise will be equal to the optionee's basis in the surrendered shares, and (ii) any additional shares acquired upon such exercise will be compensation to the optionee taxable under the rules described above (as if no amount had been paid for such shares) and the optionee's basis in any such additional shares will be their then fair market value.

     Bonus Stock. The tax consequences of the Bonus Plan under current federal law are summarized in the following discussion, which deals with the general tax principles applicable to the Bonus Plan, and is intended for general information only. State and local income taxes are not discussed, and may vary depending on individual circumstances and from locality to locality.

     Upon the award of bonus stock, the holder of bonus stock will generally realize ordinary income in the amount of the fair market value of such bonus stock on the date of the award of such bonus stock. Subject to Section 162(m) of the Code, the Company will be entitled to a tax deduction equal to such amount.

CANADIAN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is a general summary of the material Canadian federal income tax consequences to Canadian resident participants in the Plan and the SAR Plans. The discussion is based upon the Income Tax Act (Canada), the Income Tax Regulations, the published administrative policies of Revenue Canada, and the Company's understanding of the administrative practice of Revenue Canada, all of which are subject to change. The summary does not discuss all aspects of Canadian federal income tax that may be relevant to a particular participant in light of such participant's personal investment circumstances, nor does it address provincial income tax consequences.

     The Plan and each of the SAR Plans will effectively be treated for Canadian federal income tax purposes together as a single stock option plan, pursuant to which the employees are granted rights to acquire shares of Common Stock at a price equal to the fair market value of the shares on the date of purchase. In the taxation year in which the employee exercises options to acquire Common Stock, the amount paid in connection with such exercise by CSL or Lucerne pursuant to the SAR Plans will be required to be included in computing the employee's income from employment. Provided the Common Stock qualifies as a share prescribed by Section 6204 of the Income Tax Regulations, the employee will be entitled to deduct one-quarter of this amount in computing his or her taxable income. As in the case of stock option plans, neither CSL nor Lucerne will be entitled to deduct, in computing their income for tax purposes, amounts paid pursuant to the SAR Plans.

BOARD RECOMMENDATION

     The Board unanimously recommends a vote FOR approval of the adoption of the amendment to the Plan. The affirmative vote of the holders of a majority of shares present in person or by proxy and entitled to vote at the meeting is necessary to approve the adoption of the amendment to the Plan. Unless otherwise instructed, proxies will be voted FOR approval of adoption of the amendment to the Plan.

                                   PROPOSAL 3

                   ADOPTION OF AMENDMENT TO THE SAFEWAY INC.
                     OUTSIDE DIRECTOR EQUITY PURCHASE PLAN

     At the Annual Meeting, stockholders are being asked to approve the adoption of the First Amendment to the Director Plan (the "First Amendment"). The First Amendment was adopted by the Board on July 5, 1994. The First Amendment provides that each Outside Director (as defined in the Director Plan) shall be granted, on the later to occur of (i) the adoption of the First Amendment by the Board, or (ii) the date such Outside Director completes three continuous years of service as a member of the Board, an option to purchase an additional 25,000 shares of Common Stock at an exercise price equal to the fair market value of a share of Common Stock on the date of grant. The Company believes that adoption of the First Amendment will recognize appropriately those Outside Directors who have served for at least three years.

     The table below sets forth information with respect to stock options granted, subject to stockholder approval of adoption of the First Amendment, under the Director Plan to the directors eligible to participate in the Plan. These options were granted on July 5, 1994 with an exercise price per share equal to the then-current fair market value of a share of Common Stock ($24.75). Such options vest in three equal annual installments beginning with the first anniversary of the date of grant and expire 15 years after the date of grant. As of March 14, 1995, the fair market value of a share of Common Stock was $35.

                               NEW PLAN BENEFITS

                                                                             SAFEWAY INC.
                                                                        OUTSIDE DIRECTOR EQUITY
                                                                             PURCHASE PLAN
                                                                        -----------------------
                   NAME AND POSITION             DOLLAR VALUE($)(A)       NUMBER OF SHARES(B)
        ---------------------------------------  ------------------     -----------------------
        Steven A. Burd.........................            --                        --
        Kenneth W. Oder........................            --                        --
        E. Richard Jones.......................            --                        --
        Julian C. Day..........................            --                        --
        Frithjof J. Dale.......................            --                        --
        Executive Group........................            --                        --
        Non-Executive Director Group...........       512,500                    50,000
        Non-Executive Officer Employee Group...            --                        --

---------------

(a) Calculated by multiplying the fair market value per share as of March 14, 1995 less the per share exercise price by the number of shares underlying options.

(b) Number of shares underlying options.

DESCRIPTION OF THE DIRECTOR PLAN

     The following information includes summaries of certain provisions of the Director Plan. This information does not purport to be complete and is qualified in its entirety by reference to the provisions of the Director Plan. Copies of the Director Plan will be available at the Annual Meeting and may also be obtained by making written request of the Company's Secretary.

     General Nature and Purpose. The Director Plan was adopted to further the growth, development and financial success of the Company by providing additional incentives to its outside directors and to enable the Company to obtain and retain services of the type of directors considered essential to the long-range success of the Company. The aggregate number of shares subject to the grant of options or purchase under the Director Plan is 500,000 shares of Common Stock of the Company, subject to adjustment in the event of certain changes. See "Adjustments Upon Change in Capitalization" below. Options may be granted under the Director Plan through December 18, 2000, unless the Director Plan is terminated earlier by the Board. Options granted before termination of the Director Plan will remain exercisable in accordance with their respective terms after termination of the Director Plan.

     Administration of the Director Plan. The Director Plan is administered by the Committee and is subject to the restrictions set forth in the Plan. See Proposal 2 -- "Administration of the Plan."

     Eligibility and Participation. Only "Outside Directors" may participate in the Director Plan. An "Outside Director" is a member of the Board of Directors who is neither (a) an officer or employee of the Company or any subsidiary of the Company nor (b) a partner, officer or employee of KKR, KKR Associates or any partnership controlled by such partnerships.

     As of March 14, 1995 only Mr. Ginn and Mr. Hazen were eligible to participate in the Director Plan. Mr. Ginn and Mr. Hazen each has purchased 10,417 shares of Common Stock and each has been granted options to purchase 40,625 additional shares. None of these options have been exercised.

     Grant and Exercise of Options. No Outside Director will be granted options under the Director Plan unless and until the Outside Director purchases the shares of Common Stock (the "Purchase Stock") as described below. Once an Outside Director has purchased the requisite amount of Purchase Stock the Company will grant such Outside Director an option to purchase the number of shares of Common Stock equal to $150,000 divided by the purchase price of the Common Stock (the "Initial Grant"). For calculating future Initial Grants, the $150,000 figure will be automatically increased by 10% on every other anniversary of the date the Director Plan was adopted by the Board. In addition, each Outside Director shall be granted, on the later to occur of the adoption of the First Amendment by the Board or the date such Outside Director completes three continuous years of service as a member of the Board, an option to purchase an additional 25,000 shares of Common Stock (the "Additional Grant"). Options granted under the Director Plan become exercisable in three equal cumulative installments over a three-year period. Options granted under the Director Plan expire fifteen years from the date of grant. No portion of an option which is unexercisable upon the Outside Director's termination of directorship for any reason may thereafter become exercisable. The options will also expire if the Outside Director sells any of the Outside Director's Purchase Stock.

     Options which are exercisable upon a termination of any Outside Director's directorship expire three months following such termination. However, options may be exercised within one year of an Outside Director's termination of directorship if such termination results from death or disability. Options are exercisable in whole or in part by written notice to the Company, specifying the number of shares being purchased and accompanied by payment of the purchase price for such shares. The option price may be paid in cash, or, with the Committee's consent, by tendering shares of the Company's Common Stock or by a combination of the two.

     Purchase Price of Shares Subject to Options. The purchase price of shares subject to options granted as an Initial Grant was $9.60 per share with respect to grants to Outside Directors who were eligible to be granted options as of the date of adoption of the Director Plan, and will be 80% of the fair market value of a share of Common Stock on the date of grant with respect to all other Initial Grants. The purchase price of shares subject to options granted as an Additional Grant is the fair market value of a share of Common Stock on the date of grant.

     Non-Assignability. Options may be transferred only by will or by the laws of descent and distribution, and during a participant's lifetime are exercisable only by the participant.

     Adjustments upon Change in Capitalization. If the outstanding shares of Common Stock of the Company subject to options are changed into or exchanged for a different number or kind of shares of the Company or other securities of the Company by reason of merger, consolidation, recapitalization, reclassification, stock split-up, stock dividend, combination of shares or otherwise, the Committee will make an appropriate and equitable adjustment in the number and kind of shares as to which all outstanding options, or portions thereof then unexercised, will be exercisable, to the end that after such event the optionee's proportionate interests will be maintained as before the occurrence of such event.

     Purchase of Purchase Stock. Each Outside Director must purchase $100,000 worth of Purchase Stock as a condition to his membership on the Board. The $100,000 figure will be automatically increased by 10% on every other anniversary of the date the Director Plan was adopted by the Board. The purchase price of Purchase Stock is determined in the same manner as the purchase price of Common Stock subject to options granted as an Initial Grant. Outside Directors are required to pay an amount not less than the aggregate par value of the Purchase Stock in cash (or by check) and the balance of the amount with a full recourse promissory note (the "Note"). The term of the Note is ten years. The Note bears interest at the applicable long-term federal rate compounded annually.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF OPTIONS

     Federal income tax consequences upon grant, exercise and sale of stock issued upon exercise of options granted under the Director Plan are identical to those described above for the Plan under "U.S. Federal Income Tax
Consequences -- Non-Qualified Stock Options," except that the Company is not required to withhold taxes on ordinary income realized by Outside Directors upon exercise of Options.

BOARD RECOMMENDATION

     The Board unanimously recommends a vote FOR approval of the adoption of the First Amendment to the Director Plan. The affirmative vote of holders of a majority of shares present in person or by proxy and entitled to vote at the meeting is necessary to approve the adoption of the First Amendment to the Director Plan. Unless otherwise instructed, proxies will be voted FOR approval of adoption of the First Amendment to the Director Plan.

                                   PROPOSAL 4

                            STOCKHOLDER PROPOSAL #1

     Mrs. Evelyn Y. Davis, 2600 Virginia Ave., N.W. #215, Washington, D.C. 20037, who is the owner of 200 shares of Common Stock, has given notice that she intends to present for action at the Annual Meeting the following resolution:

        RESOLVED: That the shareholders recommend that the Board take the necessary step that Safeway specifically identify by name and corporate title in all future proxy statements those executive officers, not otherwise so identified, who are contractually entitled to receive in excess of $100,000 annually as a base salary, together with whatever other additional compensation, bonuses and other cash payments were due them.

     The following statement was submitted in support of such resolution:

        REASONS: In support of such proposed Resolution it is clear that the shareholders have a right to comprehensively evaluate the management in the manner in which the Corporation is being operated and its resources utilized. At present only a few of the most senior executive officers are so identified, and not the many other senior executive officers who should contribute to the ultimate success of the Corporation. Through such additional identification the shareholders will then be provided an opportunity to better evaluate the soundness and efficacy of the overall management.

        Last year, the owners of 4,135,851 shares, representing approximately 4.5% of shares voting, voted FOR this proposal.

        If you AGREE, please mark your proxy FOR this proposal.

BOARD RECOMMENDATION

     The Board of Directors recommends a vote against this proposal for the following reasons:

     This proposal was presented at the 1994 Annual Meeting where 95.5% of the shares voting voted against the proposal or abstained.

     The Company provides in the Summary Compensation Table and elsewhere in this proxy statement comprehensive compensation information with respect to the Company's most highly compensated executive officers. In addition, the report of the Compensation Committee discusses in detail the Chief Executive Officer's compensation and the compensation policies applicable to the Company's executive officers in general. The foregoing executive compensation disclosure complies with the rules and regulations of the SEC. Those rules and regulations have been the subject of substantial debate within the investment community and were revised in 1991 to provide for more extensive disclosure in response to investors' views.

     The Board does not believe that the additional disclosure suggested by the stockholder proposal would provide information which would assist stockholders in assessing the Company's compensation program, its operations or the effectiveness of management in responding to the competitive environment in which the Company operates. Moreover, there are currently no contracts requiring the Company to compensate any executive officer at any specified salary; therefore, adoption of the proposal would not result in any additional disclosure at this time. The Board believes that any further expansion of the disclosure of compensation information should be instituted by the SEC and, in order to avoid placing the Company at a competitive disadvantage, be applied uniformly to all publicly traded corporations.

     The Board unanimously recommends a vote AGAINST the adoption of this stockholder proposal. The affirmative vote of holders of a majority of shares present in person or by proxy at the meeting and entitled to vote on this matter is necessary to approve the adoption of this stockholder proposal. Unless otherwise instructed, proxies will be voted AGAINST approval of adoption of this stockholder proposal.

                                   PROPOSAL 5

                            STOCKHOLDER PROPOSAL #2

     Lee MacRae, c/o Progressive Asset Management, 1814 Franklin Street, #710, Oakland, CA 94612, who owns 200 shares of Common Stock, has given notice that such stockholder intends to present for action at the Annual Meeting the following resolution:

     WHEREAS, we believe there is a strong need for corporate commitment to equal employment opportunity. We also believe that a clear policy opposing all forms of discrimination is a sign of a socially responsible corporation. Since a substandard equal employment opportunity record leaves a company open to expensive legal action, poor employee morale and even the loss of certain types of business, we believe it is in the company's and shareholder's interests to have information on our company's equal employment record available.

     One of the country's largest institutional investors, the California Public Employees' Retirement System, includes workplace performance guidelines as part of their corporate performance criteria. The Department of Labor's Glass Ceiling Commission has for the last four years conducted studies with the help of a number of corporations and in 1994 held public hearings to ascertain the status of equality and diversity in Corporate America. In 1995 the Commission will report to the President their recommendations.

     As a major employer we are in a position to take the lead in ensuring that employees receive fair employment opportunities and promotions. We believe a report containing the basic information requested in this resolution keeps the issue high on top management's and the Board of Directors' agenda and reaffirms our public commitment to equal employment opportunity and programs responsive to the concerns of all employees. Publicizing our standards is helpful to our investors and the companies with whom we do business.

     We are requesting that EEO information already gathered for the purpose of complying with government regulations be made available to company shareholders on request. The format of the report requested is not the central question. Many corporations openly release their EEO-1 information in annual reports or public interest booklets.

     Different companies use different styles in telling their story to shareholders. Capital Cities/American Broadcasting Company, Bristol-Myers Squibb and Travellers produced a substantial magazine style report. Campbell Soup produced a straightforward four page document. We feel this request is fair and reasonable.

     RESOLVED: The shareholders request our company prepare a report at reasonable cost available to shareholders and employees reporting on the following issues. This report, which may omit confidential information, shall be available by September 1995.

          1. A chart identifying employees according to their sex and race in each of the nine major Equal Employment Opportunity Commission defined job categories for 1992, 1993, 1994 listing either numbers or percentages in each category.

          2. A summary description of any Affirmative Action policies and programs to improve performances, including job categories where women and minorities are underutilized.

          3. A description of any policies and programs oriented specifically toward increasing the number of managers, who are qualified females and/or belong to ethnic minorities.

          4. A description of how our company publicizes our company's affirmative action policies and programs to merchandise suppliers and service providers.

          5. A description of any policies and programs directing the purchase of goods and services to minority- and/or female-owned business enterprises.

BOARD RECOMMENDATION

     The Board of Directors recommends a vote against this proposal for the following reasons:

     Safeway's stated policy regarding equal employment opportunity is to recruit, hire, upgrade, train and promote all employees without regard to race, sex, color, religion, national origin, age, medical condition, physical or mental disability or status as a disabled veteran or a veteran of the Vietnam Era. The Company participates in programs to purchase goods and services from minority and/or female-owned business enterprises. Moreover, the Company strongly supports full compliance with all Federal, state and local laws regarding equal employment opportunity and civil rights and communicates to applicants and employees the Company's policy of compliance with these laws. In accordance with these laws, Safeway provides detailed information regarding, among other things, sex and race of its employees to government agencies. Given Safeway's practice of communicating and enforcing its commitment to equal employment opportunity and its policy of complying fully with applicable laws, the Board believes that preparing an additional and potentially costly report regarding the Company's efforts in these areas would be of limited value to stockholders and employees.

     The Board unanimously recommends a vote AGAINST the adoption of this stockholder proposal. The affirmative vote of holders of a majority of shares present in person or by proxy at the meeting and entitled to vote on this matter is necessary to approve the adoption of this stockholder proposal. Unless otherwise instructed, proxies will be voted AGAINST approval of adoption of this stockholder proposal.

                                   PROPOSAL 6

                       SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors, acting on the recommendation of its Audit Committee, has selected the firm of Deloitte & Touche LLP, which has served as independent auditors since 1987, to conduct an audit, in accordance with generally accepted auditing standards, of the Company's consolidated financial statements for the 52-week fiscal year ending December 30, 1995. A representative of that firm is expected to be present at the Annual Meeting to respond to appropriate questions and will be given an opportunity to make a statement if he or she so desires. Neither the firm nor any of its partners has any direct financial interest or any indirect financial interest in the Company or any of its subsidiaries, other than as independent auditors. This selection is being submitted for ratification at the meeting. If not ratified, the selection will be reconsidered by the Board, although the Board of Directors will not be required to select different independent auditors for the Company. Unless otherwise instructed, proxies will be voted FOR ratification of the selection of Deloitte & Touche LLP.

                                    GENERAL
STOCKHOLDER PROPOSALS

     Stockholder proposals for presentation at the 1996 Annual Meeting of Stockholders must be received at the Company's principal executive offices on or before November 24, 1995. The Company's Bylaws provide that stockholders desiring to bring any other business before the stockholders at an annual meeting must notify the Secretary of the Company thereof in writing 50 to 75 days before the meeting (or, if less than 65 days' notice or prior public disclosure of the meeting date is given, within 15 days after such notice was mailed or publicly disclosed, whichever first occurs). Such notice must set forth (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the proposing stockholder's name and record address, (iii) the class and number of shares of Company stock beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business.

ANNUAL REPORT

     The Company's Annual Report to Stockholders for the year ended December 31, 1994 is being mailed to all stockholders of record with this Proxy Statement.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          MICHAEL C. ROSS, Secretary
Dated: March 24, 1995

                                     (LOGO)
                           Printed on Recycled Paper

                                 SAFEWAY INC.

                PROXY -- For the Annual Meeting -- May 9, 1995

              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

        The undersigned, having received the Notice of Meeting and Proxy Statement dated March 24, 1995, appoints Steven A. Burd and Michael C. Ross, and each or any of them as Proxies, with full power of substitution, to represent and vote all the shares of Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held at the Denver Marriott Tech Center, 4900 South Syracuse Street, Denver, Colorado on Tuesday, May 9, 1995, at 10:30 a.m. or at any and all adjournments thereof, with all powers which the undersigned would possess if personally present.

        The shares represented by this Proxy will be voted in the manner directed herein by the undersigned. If no direction is made, the Proxy will be voted "FOR" all nominees listed under item (1), "FOR" the proposals described in items (2), (3) and (6) and "AGAINST" the stockholder proposals described in items (4) and (5), all of said items being more fully described in the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement. If any of the named nominees should become unavailable prior to the Annual Meeting, the proxy will be voted for any substitute nominee or nominees designated by the Board of Directors. The undersigned ratifies and confirms all that said Proxies or their substitutes may lawfully do by virtue hereof.

                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                                                               SEE REVERSE SIDE

/x/   Please mark
      votes as in
      this example

         The Board of Directors recommends a vote AGAINST stockholder proposals 4 and 5 and FOR proposals 2, 3 and 6.

1.  Election of Directors
Nominees: Steven A. Burd, Sam Ginn, Robert I. MacDonnell
    For all nominees / /     Withheld from all nominees / /

/ / __________________________________
    For all nominees except as noted above

Mark here for address change and note below  / /

2. Adoption of amendment to the 1994 Amended and Restated Stock Option and Incentive Plan for Key Employees.
                     For / /     Against / /     Abstain / /

3.  Adoption of amendment to Outside Director Equity Purchase Plan.
                     For / /     Against / /     Abstain / /

4.  Stockholder proposal on disclosure of executive compensation.
                     For / /     Against / /     Abstain / /

5.  Stockholder proposal on equal employment opportunity matters.
                     For / /     Against / /     Abstain / /

6. Appointment of Deloitte & Touche LLP as independent auditors for fiscal year 1995.
                     For / /     Against / /     Abstain / /

7. In accordance with the judgments of the proxies, upon such other business as may properly come before the meeting and at any and all adjournments thereof.


Signature:_____________________________________________ Date__________________


Signature:_____________________________________________ Date__________________

Please date and sign exactly as name appears hereon. Joint owners should each sign. The full title or capacity of any person signing for a corporation, partnership, trust or estate should be indicated.

        FIRST AMENDMENT TO THE 1994 AMENDED AND RESTATED STOCK OPTION AND
                INCENTIVE PLAN FOR KEY EMPLOYEES OF SAFEWAY INC.

     Safeway Inc. (the "Company"), a corporation organized under the laws of the State of Delaware, by resolution of its Board of Directors has adopted this First Amendment to the 1994 Amended and Restated Stock Option and Incentive Plan for Key Employees of Safeway Inc. (the "Plan") pursuant to Section 9.2 of the Plan, effective as of March 1, 1995.

     1. Section 2.1(a) of the Plan is hereby amended to read in its entirety as follows:

     "Section 2.1 - Shares Subject to Plan

     (a) The shares of stock subject to Options and awarded as Bonus Stock shall be shares of the Company's Common Stock. The aggregate number of such shares which may be issued upon exercise of Options or as Bonus Stock shall not exceed 23,000,000 (8,000,000 of which were authorized under the original Plan (prior to the first amendment and restatement of the Plan on July 18, 1990), 6,000,000 of which were authorized by the first amendment and restatement of the Plan on July 18, 1990, 4,000,000 of which were authorized by the Plan as amended on October 10, 1991, and 5,000,000 of which were authorized by the Plan as amended on March 1, 1995)."

     2. Section 4.4(a) of the Plan is hereby amended to read in its entirety as follows:

     "Section 4.4 - Expiration of Options

          (a) No Option may be exercised to any extent by anyone after the first to occur of the following events:

               (i) In the case of an Incentive Stock Option, (1) the expiration of ten years from the date the Option was granted or (2) in the case of an Optionee owning (within the meaning of Section 424(d) of the Code), at the time the Incentive Stock Option was granted, more than 10% of the total combined voting power of all classes of stock of the Company, any Subsidiary or any Parent Corporation, the expiration of five years from the date the Incentive Stock Option was granted: or

               (ii) In the case of a Non-Qualified Option, the expiration of fifteen years and one day from the date the Option was granted; or

               (iii) The expiration of three months from the date of the Optionee's Termination of Employment for any reason other than such Optionee's death, Disability, or retirement on or after age 55 in accordance with the Company's retirement policies, as then in effect; or

               (iv) The engagement by the Employee in willful misconduct with injures the Company, any Parent Corporation or any of its Subsidiaries."

                                    * * * * *

          I hereby certify that the foregoing First Amendment to the Plan was duly adopted by the Board of Directors of Safeway Inc. as of March 1, 1995.

          Executed on this ___ day of ________, 1995.



                                            -------------------------------
                                                       Secretary

                                     * * * *

          I hereby certify that the foregoing First Amendment to the Plan was duly approved by the stockholders of Safeway Inc. on _______________, 1995.

         Executed on this ___ day of ________, 1995.



                                            -------------------------------
                                                       Secretary

                                FIRST AMENDMENT
                                     TO THE
                         SAFEWAY INC. OUTSIDE DIRECTOR
                              EQUITY PURCHASE PLAN

     This First Amendment, adopted as of July 5, 1994 (this "First Amendment"), to the Safeway Inc. Outside Director Equity Purchase Plan adopted on December 14, 1990 (the "Plan"), is adopted by Safeway Inc., a Delaware corporation (the "Company"). Capitalized terms used herein without definition shall have the meanings set forth in the Plan.

     1. Section 3.2 of the Plan shall be amended to read in its entirety as follows:

SECTION 3.2 -- GRANTING OF OPTIONS

     (a) Each Outside Director shall be granted, on the later to occur of (i) the adoption of this Plan by the Board, or (ii) such Outside Director's appointment to the Board, an Option to purchase the number of shares of the Company's Common Stock set forth on the attached Schedule I; provided, however, that no such Option shall be granted unless and until the Outside Director purchases the number of shares of Purchase Stock set forth on Schedule I in accordance with Articles VI and VII.

     (b) Each Outside Director shall be granted, on the later to occur of (i) the adoption of this First Amendment by the Board, or (ii) the date such Outside Director completes three (3) continuous years of service as a member of the Board, an Option to purchase 25,000 shares.

     2. Section 4.1 of the Plan shall be amended to read in its entirety as follows:

SECTION 4.1 -- OPTION AND PURCHASE AGREEMENTS

     (a) As soon as possible after an Outside Director becomes entitled to the grant of an Option under Section 3.2(a) above, the Secretary shall issue such Option and shall cause to be executed a Stock Option and Purchase Agreement in the form attached hereto as Exhibit A-1 for the number of Options calculated pursuant to Schedule I which shall be executed by the Outside Director and an authorized Officer of the Company.

     (b) As soon as possible after an Outside Director becomes entitled to the grant of an Option under Section 3.2(b) above, the Secretary shall issue such Option and shall cause to be executed a Stock Option Agreement in the form attached hereto as Exhibit A-2 which shall be executed by the Outside Director and an authorized Officer of the Company.

     3.  Section 4.2 shall be amended to read in its entirety as follows:

SECTION 4.2 -- PURCHASE PRICE OF SHARES SUBJECT TO OPTIONS

     (a) The Purchase Price of the shares subject to each Option granted pursuant to Section 3.2(a) above shall be (i) with respect to grants to Outside Directors who are eligible to be granted Options as of the date of the adoption of this Plan by the Board, $9.60 per share, and (ii) with respect to all other grants, 80% of the Fair Market Value on the date of grant.

     (b) The Purchase Price of the shares subject to each Option granted pursuant to Section 3.2(b) above shall be the Fair Market Value on the date of grant.

     4. The first sentence of Section 9.3 shall be amended to read in its entirety as follows:

     The Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board or the Committee; provided, however, that the Plan may not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder.

     5.  Section 9.5 shall be amended to read in its entirety as follows:

SECTION 9.5 -- APPROVAL OF PLAN BY STOCKHOLDERS

     The original Plan was approved by the Company's stockholders in 1991. The First Amendment to the Plan shall be submitted for approval by the Company's stockholders within 12 months after the date of the Board's adoption of the First Amendment to the Plan. Options may be granted under the Plan, as amended by the First Amendment, prior to such stockholder approval; provided, however, that if stockholder approval of the First Amendment has not been obtained at the end of such 12-month period, all such Options which were not otherwise permitted to be granted under the Plan prior to adoption of the First Amendment shall thereupon be cancelled and become null and void.

                                    * * * *

     I hereby certify that the foregoing First Amendment to the Plan was duly adopted by the Board of Directors of Safeway Inc. as of July 5, 1994.

     Executed on this           day of                  , 1994.

                                            ------------------------------------
                                                         Secretary

                                    * * * *

     I hereby certify that the foregoing First Amendment to the Plan was duly
approved by the stockholders of Safeway Inc. on                  , 1995.

     Executed on this           day of                  , 1995.

                                            ------------------------------------
                                                         Secretary

                                       28